Exhibit 99.2

4753
4753
CSX
CSX
CSX
How tomorrow moves

CSX QUARTERLY FINANCIAL REPORT
FOURTH QUARTER 2012

CSX Corporation Announces Fourth-Quarter and Full-Year Results

JACKSONVILLE, Fla. - January 22, 2013 - CSX Corporation (NYSE: CSX) today reported fourth quarter 2012 net earnings of $443 million, or $0.43 cents per share, compared to $457 million, or $0.43 cents per share, in the prior same period. For the full year 2012, net earnings were $1.9 billion, or $1.79 per share, up from $1.8 billion, or $1.67 per share, in 2011. For both the fourth quarter and the full year, the EPS performances reflected shares repurchased in 2012.

“CSX continues to demonstrate the underlying strength of its business model, the ability to respond quickly to significant events in the marketplace, and a steadfast focus on creating substantial shareholder value over the long-term,” said Michael J. Ward, chairman, president and chief executive officer.

For the quarter, total revenue of $2.9 billion declined 2 percent. The company saw an increase in merchandise and intermodal shipments, but these gains were more than offset by declines in coal resulting from low natural gas prices, high coal inventory at utilities and lower global demand. As a result of the lower revenue, which was partially offset by strong efficiency gains, operating income declined 4 percent to $804 million and the operating ratio increased 60 basis points to 72.1 percent.

For the full year, operating income increased 1 percent to $3.5 billion and the operating ratio improved 30 basis points to 70.6 percent. Both improved on the strength of efficiency gains and resource adjustments.

CSX also delivered exceptional safety and service levels throughout 2012. Its personal injury rate was the best ever recorded for both the quarter and the full year, and the train accident rate for both time periods was near all-time best levels. Additionally, service levels remain high across all key measures, with customer satisfaction ratings at record levels. This sets a strong foundation for long-term growth and value creation for the company's shareholders.

CSX executives will conduct a quarterly earnings conference call with the investment community on January 23, 2013, at 8:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-327-6279 (888-EARN-CSX) and asking for the CSX earnings call. (Callers outside the U.S., dial 1-773-756-0199). Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900
Consolidated Financial Statements........p. 3	read in conjunction with the	Jacksonville, FL 32202	INVESTOR RELATIONS
Operating Statistics...............................p. 10	Company’s most recent	http://www.csx.com	David Baggs
Network Map.........................................p. 11	Annual Report on Form 10-K,		(904) 359-4812
	Quarterly Reports on Form		MEDIA
	10-Q, and any Current		Lauren Rueger
	Reports on Form 8-K.		(877) 835-5279

CSX Corporation, based in Jacksonville, Fla., is one of the nation's leading transportation companies, providing rail, intermodal and rail-to-truck transload services. The company's transportation network spans approximately 21,000 miles, with service to 23 eastern states, the District of Columbia and two Canadian provinces. CSX's network connects more than 240 short line railroads and more than 70 ocean, river, and lake ports. More information about CSX Corporation and its subsidiaries is available at www.csx.com. Like us on Facebook (http://www.facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended				Years Ended
	Dec. 28, 2012	Dec. 30, 2011	$ Change	% Change	Dec. 28, 2012	Dec. 30, 2011	$ Change	% Change

Revenue	$2,884	$2,951	$(67)	(2)%	$11,756	$11,743	$13	—%
Expense
Labor and Fringe	752	779	27	3	3,020	3,073	53	2
Materials, Supplies and Other	539	580	41	7	2,156	2,229	73	3
Fuel	421	423	2	—	1,672	1,668	(4)	—
Depreciation	271	236	(35)	(15)	1,059	976	(83)	(9)
Equipment and Other Rents	97	92	(5)	(5)	392	379	(13)	(3)
Total Expense	2,080	2,110	30	1	8,299	8,325	26	—

Operating Income	804	841	(37)	(4)	3,457	3,418	39	1

Interest Expense	(145)	(140)	(5)	(4)	(566)	(552)	(14)	(3)
Other Income - Net(a)	59	11	48	436	73	22	51	232
Earnings Before Income Taxes	718	712	6	1	2,964	2,888	76	3

Income Tax Expense(b)	(275)	(255)	(20)	(8)	(1,105)	(1,066)	(39)	(4)
Net Earnings	$443	$457	$(14)	(3)%	$1,859	$1,822	$37	2%

Operating Ratio	72.1%	71.5%			70.6%	70.9%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.43	$0.43	$—	—%	$1.79	$1.67	$0.12	7%

Average Shares Outstanding, Assuming Dilution (millions)	1,028	1,056			1,040	1,089

Cash Dividends Paid Per Common Share	$0.14	$0.12			$0.54	$0.45

See accompanying Notes to Consolidated Financial Statements on page 6.

CSX Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Dec. 28, 2012	Dec. 30, 2011
ASSETS

Cash, Cash Equivalents and Short-term Investments	$1,371	$1,306
Other Current Assets	1,430	1,500
Properties - Net	26,050	24,974
Investment in Affiliates and Other Companies	1,206	1,171
Other Long-term Assets	514	393
Total Assets	$30,571	$29,344

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-term Debt	$780	$507
Other Current Liabilities	1,847	2,051
Long-term Debt	9,052	8,734
Deferred Income Taxes	8,096	7,601
Other Long-term Liabilities	1,794	1,983
Total Liabilities	21,569	20,876

Total Shareholders' Equity	9,002	8,468
Total Liabilities and Shareholders' Equity	$30,571	$29,344

Certain prior year data has been reclassified to conform to the current presentation.

See accompanying Notes to Consolidated Financial Statements on page 6.

CSX Corporation

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(Dollars in millions)

	(Unaudited)
	Years Ended
	Dec. 28, 2012	Dec. 30, 2011
OPERATING ACTIVITIES
Net Earnings	$1,859	$1,822
Depreciation	1,059	976
Deferred Income Taxes	592	609
Contributions to Qualified Pension Plans	(275)	—
Gains on Property Dispositions	(166)	(25)
Other Operating Activities - Net(c)	(123)	109
Net Cash Provided by Operating Activities	2,946	3,491

INVESTING ACTIVITIES
Property Additions(d)	(2,341)	(2,297)
Proceeds from Property Dispositions	186	240
Purchase of Short-term Investments	(633)	(492)
Proceeds from Sales of Short-term Investments	581	74
Other Investing Activities	(70)	(112)
Net Cash Used in Investing Activities	(2,277)	(2,587)

FINANCING ACTIVITIES
Long-term Debt Issued	1,100	1,200
Long-term Debt Repaid	(508)	(605)
Dividends Paid	(558)	(480)
Shares Repurchased(e)	(734)	(1,564)
Other Financing Activities - Net	32	36
Net Cash Used in Financing Activities	(668)	(1,413)

Net Increase (Decrease) in Cash and Cash Equivalents	1	(509)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	783	1,292
Cash and Cash Equivalents at End of Period	$784	$783

Certain prior year data has been reclassified to conform to the current presentation.

See accompanying Notes to Consolidated Financial Statements on page 6.

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Income Statement

a)	Other Income - Net: In the fourth quarter 2012, income from real estate operations includes a gain of $57 million recognized on the sale of a non-operating property.

	Quarters Ended			Years Ended
(Dollars in millions)	Dec. 28, 2012	Dec. 30, 2011	$ Change	Dec. 28, 2012	Dec. 30, 2011	$ Change
Interest Income	$1	$2	$(1)	$5	$5	$—
Income from Real Estate Operations	64	11	53	81	25	56
Miscellaneous Expense	(6)	(2)	(4)	(13)	(8)	(5)
Total Other Income - Net	$59	$11	$48	$73	$22	$51

b)
Income Tax Expense: There were no material adjustments in the fourth quarter 2012. In the prior year's fourth quarter, a net benefit of $15 million was recognized primarily related to a change in the apportionment of state taxes.

Cash Flow Statement

c)
Other Operating Activities - Net: During 2012, the decrease in cash in other operating activities of $232 million versus 2011 was primarily driven by higher payments for income taxes as well as payments related to the ratification of labor agreements in 2012.

d)
Property Additions: Property additions include approximately $170 million and $100 million of investments related to reimbursable public-private partnerships for 2012 and 2011, respectively. These reimbursements may not be fully received in a given year. Also, certain reimbursements are recorded in proceeds from property dispositions which are shown separately on the cash flow statement.

e)	Shares Repurchased: There were 34 million shares repurchased for $734 million and 67 million shares repurchased for $1.6 billion during 2012 and 2011, respectively.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended December 28, 2012 and December 30, 2011

	Volume			Revenue			Revenue Per Unit
	2012	2011	% Change	2012	2011	% Change	2012	2011	% Change
Agricultural
Agricultural Products	97	110	(12)%	$251	$281	(11)%	$2,588	$2,555	1%
Phosphates and Fertilizers	82	78	5	133	117	13	1,622	1,500	8
Food and Consumer	25	25	—	71	66	6	2,840	2,640	7
Industrial
Chemicals	116	110	6	413	382	8	3,560	3,473	2
Automotive	109	99	10	301	263	15	2,761	2,657	4
Metals	60	64	(7)	146	152	(4)	2,433	2,375	3
Housing and Construction
Emerging Markets	104	111	(6)	171	168	2	1,644	1,514	9
Forest Products	69	69	—	175	170	3	2,536	2,464	3
Total Merchandise	662	666	(1)	1,661	1,599	4	2,509	2,401	5

Coal	305	374	(19)	747	915	(18)	2,449	2,447	—

Intermodal	600	579	4	398	375	6	663	648	2

Other(a)	—	—	—	78	62	26	—	—	—

Total	1,567	1,619	(3)%	$2,884	$2,951	(2)%	$1,840	$1,823	1%

Years Ended December 28, 2012 and December 30, 2011

	Volume			Revenue			Revenue Per Unit
	2012	2011	% Change	2012	2011	% Change	2012	2011	% Change
Agricultural
Agricultural Products	394	424	(7)%	$1,007	$1,048	(4)%	$2,556	$2,472	3%
Phosphates and Fertilizers	321	321	—	512	490	4	1,595	1,526	5
Food and Consumer	100	101	(1)	273	263	4	2,730	2,604	5
Industrial
Chemicals	471	462	2	1,682	1,596	5	3,571	3,455	3
Automotive	425	361	18	1,154	936	23	2,715	2,593	5
Metals	263	265	(1)	635	613	4	2,414	2,313	4
Housing and Construction
Emerging Markets	408	439	(7)	671	672	—	1,645	1,531	7
Forest Products	286	281	2	722	684	6	2,524	2,434	4
Total Merchandise	2,668	2,654	1	6,656	6,302	6	2,495	2,375	5

Coal	1,290	1,533	(16)	3,190	3,709	(14)	2,473	2,419	2

Intermodal(a)	2,451	2,289	7	1,594	1,434	11	650	626	4

Other	—	—	—	316	298	6	—	—	—

Total	6,409	6,476	(1)%	$11,756	$11,743	—%	$1,834	$1,813	1%

(a) In the fourth quarter 2011, CSX reduced revenue by $18 million correcting the first nine months of 2011 intermodal revenue on certain interline business. This adjustment is presented in other revenue for the fourth quarter table above as it related to prior periods, however, it is presented in intermodal revenue for the full year.

CSX Corporation

VOLUME AND REVENUE

Volume declined 3% year-over-year as lower coal and agricultural products shipments were partially offset by growth in intermodal and automotive volume. Pricing gains drove increases in revenue per unit in nearly all markets. As a result, total revenue declined 2% year-over-year due to lower volume, partially offset by pricing gains and higher fuel surcharge recoveries.

Merchandise

Agricultural

Agricultural Products - Volume decreased due to lower shipments of ethanol and feed grain. Ethanol shipments were lower as a result of a reduction in gasoline demand and increased competition from imports. Shipments for animal feed declined as the drought conditions continued in the Midwest.

Phosphates and Fertilizers - Domestic fertilizer volume grew as producers advanced shipments of fertilizer in anticipation of an expected increase in application by farms. Additionally, some business that traditionally moved via barge shifted to rail because of low river levels.

Food and Consumer - Volume was flat due to lower appliance shipments that were offset by an increase in rice and beans. Appliance volume continued to feel the impact of a moderating economy, combined with lower Black Friday sales incentives by manufacturers. Rice and beans shipments increased due to a strong domestic crop and substitution of rice for higher priced corn in certain products.

Industrial

Chemicals - Volume growth was driven by an increase in energy-related markets that include liquefied petroleum gas (LPG) and crude oil. The rise in crude oil shipments is due to increased supply of low-cost crude from shale drilling activity, resulting in new shipments to east coast refineries.

Automotive - Automotive volume grew as North American light vehicle production increased to meet pent up demand as the average vehicle age in the U.S. remained at historically high levels.

Metals - The overall volume decline is attributable to lower scrap shipments due to softer domestic steel production and moderating global demand for exported scrap.

Housing and Construction

Emerging Markets - Volume declined in aggregates (which include crushed stone, sand and gravel) due to fewer active road construction projects versus the prior year. Additionally, salt shipments declined as inventories remain high due to reduced road application during the previous mild winter.

Forest Products - Volume was flat due to an increase in building products which was offset by the decline in paper shipments. Strength in building products was driven by the slow recovery in housing and construction, while paper demand continues to be affected by electronic media substitution.

Coal

Shipments of domestic coal declined due to lower electrical generation, utility stockpiles above target levels, and low natural gas prices. Export declines were driven by decreased shipments of U.S. metallurgical coal to the global market.

Intermodal

Domestic growth was driven by highway-to-rail conversions, the addition of service lanes and growth with existing customers. International also grew as the continued impact of a new customer offset disruptions caused by Hurricane Sandy.

CSX Corporation

EXPENSE
Expenses in the fourth quarter 2012 decreased $30 million from the prior year's fourth quarter. Significant variances are described below.
Labor and Fringe expense decreased $27 million due to the following:

•	Labor costs decreased $35 million due to improvements in network efficiency and the decline in volume which generated a reduction of crew labor hours.

•	Wage expense increased $9 million as a result of inflation.

•	Various other costs were favorable $1 million during the quarter.
Materials, Supplies and Other expense decreased $41 million due to the following:

•
Gains recognized related to real estate sales on operating rail corridors increased year-over-year by $21 million. The recognition of the deferred gain from the November 2011 sale to the state of Florida increased $11 million year-over-year. Additionally, a gain of $10 million was recognized for the sale to the Commonwealth of Massachusetts in the fourth quarter 2012.

•	Efficiency and volume-related expenses decreased $19 million primarily related to the saving of material and repair costs due to the reduction of active locomotives.

•
Net casualty and other expenses decreased by $13 million due to the continued improvement in safety trends and the reduction of other costs. These declines were partly offset by the increase in derailment costs.

•	Inflation-related expenses increased $12 million.
Fuel expense decreased $2 million primarily due to volume and efficiency, partially offset by a 8% increase in the average price per gallon for locomotive fuel. (See Fuel Statistics table below)
Depreciation expense increased $35 million due to cycling of a prior year adjustment related to retirements and a larger asset base.

FUEL STATISTICS

	Quarters Ended			Years Ended
	Dec. 28, 2012	Dec. 30, 2011	Change	Dec. 28, 2012	Dec. 30, 2011	Change
Estimated Locomotive Fuel Consumption (Millions of gallons)	118.3	128.0	9.7	484.4	500.7	16.3
Price per Gallon (Dollars)	$3.28	$3.05	$(0.23)	$3.18	$3.06	$(0.12)
Total Locomotive Fuel Expense (Dollars in millions)	$388	$390	$2	$1,541	$1,533	$(8)
Total Non-Locomotive Fuel Expense (Dollars in millions)	33	33	—	131	135	4
Total Fuel Expense (Dollars in millions)	$421	$423	$2	$1,672	$1,668	$(4)

EMPLOYEE COUNTS (Estimated)

	2012	2011	Change
October	32,041	31,900	141
November	31,561	32,283	(722)
December	30,787	32,235	(1,448)

Average(a)	31,463	32,139	(676)
(a) Average headcount includes employees who are on a furlough retention board which means that they are guaranteed two days of service per week as well as full health and welfare benefits in exchange for remaining available to work when needed.  The average employees with this status was 267 for the fourth quarter 2012 versus 5 employees for the quarter last year. These boards are different than a traditional furlough where an employee does not receive guaranteed minimum weekly service and forfeits health and welfare benefits after a defined period of time without service.

CSX Corporation

OPERATING STATISTICS (Estimated)

	Quarters Ended			Years Ended
	Dec. 28, 2012	Dec. 30, 2011	Improvement (Decline) %	Dec. 28, 2012	Dec. 30, 2011	Improvement (Decline) %
Coal (Millions of Tons)
Domestic
Utility	19.3	25.4	(24)%	76.3	108.8	(30)%
Other	3.0	3.9	(23)	11.3	14.1	(20)
Total Domestic	22.3	29.3	(24)	87.6	122.9	(29)
Export	9.6	10.4	(8)	47.8	40.2	19
Coke and Iron Ore	2.3	2.1	10	9.1	8.0	14
Total Coal	34.2	41.8	(18)%	144.5	171.1	(16)%

Revenue Ton-Miles (Billions)
Merchandise	31.7	32.7	(3)%	128.2	130.6	(2)%
Coal	15.8	18.6	(15)	66.8	76.5	(13)%
Intermodal	6.3	5.5	15	24.6	21.6	14%
Total	53.8	56.8	(5)%	219.6	228.7	(4)%

Gross Ton-Miles (Billions)
Total Gross Ton-Miles	101.6	105.6	(4)%	411.7	420.7	(2)%
(Excludes locomotive gross ton-miles)

Safety and Service Measurements
FRA Personal Injury Frequency Index	0.54	0.93	42%	0.69	0.93	26%
(Number of FRA-reportable injuries per 200,000 man-hours)
FRA Train Accident Rate	1.70	2.72	38%	1.98	2.41	18%
(Number of FRA-reportable train accidents per million train miles)

On-Time Train Originations	90%	82%	10%	89%	72%	24%
On-Time Destination Arrivals	84%	72%	17%	80%	62%	29%

Dwell (Hours)	24.3	25.4	4%	23.7	25.9	8%
Cars-On-Line	186,687	200,243	7%	189,994	206,432	8%

Train Velocity (Miles per hour)	23.3	21.7	7%	22.7	20.6	10%

Resources			Increase %
Route Miles	20,741	20,821	—%
Locomotives (Owned and long-term leased)	4,178	4,126	1%
Freight Cars (Owned and long-term leased)	69,419	68,665	1%

CSX Rail Network

Syracuse
Selkirk
Buffalo
Detroit
Chicago
Stanley
Walbridge
Cleveland
Willard
Greenwich
Cumberland
Columbus
Curtis Bay
Locust Point
Avon
Cincinnati
Russell
Richmond
Evansville
Louisville
Erwin
Rocky Mount
Nashville
Hamlet
Florence
Atlanta
Birmingham
Charleston
Montgomery
E. Savannah
Waycross
Major Terminals
I-90 Corridor
I-95 Corridor
Southeastern Corridor
Coal Network
CSX Rail Network
Mobile
Jacksonville
New Orleans
Tampa